Exhibit 99.1

[Letterhead of ITERPORE CROSS INTERNATIONAL]

NEWS RELEASE for October 15, 2003 at 4:00 PM EDT

Contact:	Jill Bertotti (Investors)	Richard L. Harrison
	Len Hall (Media)	Chief Financial Officer
	Allen & Caron Inc	Interpore Cross International
	949-474-4300	949-453-3200
jill@allencaron.com
len@allencaron.com

INTERPORE CROSS REPORTS THIRD QUARTER, NINE-MONTH RESULTS;

REVENUES INCREASE 26 PERCENT IN QUARTER

— Spinal Implant Products Sales Increase 20 Percent;

Orthobiologic Products Sales Continue Growth with 7 Percent Increase in Quarter —

IRVINE, CA (October 15, 2003)—Interpore Cross International (Nasdaq NM: BONZ) today reported that continued strength in spinal implant product sales, continued growth in sales of orthobiologic products, and quarterly royalty payments received from licensees drove third quarter 2003 total revenues to a record $18.5 million, 26 percent higher than total revenues of $14.7 million in the third quarter of 2002.

Net product sales for the quarter ended September 30, 2003 rose to $17.0 million, up 15 percent from net product sales of $14.7 million in the same quarter of 2002. Sales of spinal implant products increased by 20 percent to a record $11.5 million in the third quarter of 2003 from $9.6 million in the third quarter of 2002. Sales of orthobiologic products increased by seven percent to $4.5 million in the third quarter of 2003 from $4.2 million in the third quarter of 2002. Sales of minimally invasive surgery (“M.I.S.”) products increased by seven percent to $1,019,000 in the third quarter of 2003 from $955,000 in the third quarter of 2002. Royalty income for the third quarter of 2003 was $1.5 million.

Income from operations for the third quarter of 2003 increased by more than 500 percent to $2.3 million, or 13 percent of revenues, from $381,000, or three percent of revenues, in the third quarter of 2002. Net income for the third quarter of 2003 was $1.7 million, or $.09 per diluted share, compared with net income of $1.4 million, or $.08 per diluted share, for the third quarter of 2002. Net income for the 2002 quarter benefited from the recording of an $811,000 income tax benefit. Without the income tax benefit, net income in the 2002 period would have been substantially lower than net income in the 2003 period.

Interpore Cross Chairman and Chief Executive Officer David C. Mercer commented on the third quarter results: “For the third quarter, we turned in another solid performance to continue a strong 2003 for Interpore Cross. Total domestic product sales increased by 18 percent, while international sales were up three percent. This softness in international sales was mostly caused by flat sales to our European distributors year-over-year. Sales into Europe are typically lower in summer months due to vacation schedules there, and this effect was more substantial this year than last. Despite the softness in our international sales, total revenues and total product sales were up 26 percent and 15 percent, respectively, over the third quarter of 2002.”

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“Sales of our M.I.S. products were $1 million, about the same as in the third quarter of last year. Our strategy to achieve sales growth in this category has been to build a direct sales force of representatives devoting 100 percent of their sales time solely to our M.I.S. products. To date, we have 20 representatives, and we are targeting a force of 24 by year’s end.”

Mercer continued, “Our spinal implant products sales increased by 20 percent during the quarter, highlighted by domestic sales growth of 26 percent. Our C-TEK® Anterior Cervical Plate system, GEO STRUCTURE™ device and ALTIUS™ Posterior Cervical Rod system all achieved significant growth over the third quarter of 2002 and sequential growth over the second quarter of this year. Our orthobiologic products sales increased by seven percent during the quarter, led by substantial growth in sales of our INTERGRO® allograft putty. We look forward to continuing growth in INTERGRO as well as the upcoming domestic launch of our ACCESS™ system for AGF®, which made a substantial contribution to international sales in the first two quarters of this year because of initial machine sales.”

Total revenues for the nine months ended September 30, 2003, which included $2.6 million of royalty income, were $52.7 million, up 22 percent from total revenues of $43.2 million for the same period in 2002. Net product sales for the nine months ended September 30, 2003 rose to $50.1 million, up 16 percent from net product sales of $43.2 million for the same period in 2002. Sales of spinal implant products increased by 23 percent to $32.9 million for the nine months ended September 30, 2003 from $26.7 million for the same period in 2002. Sales of orthobiologic products increased by six percent to $14.1 million for the nine months ended September 30, 2003 compared to sales of $13.4 million for the same period in 2002. Sales of M.I.S. products were approximately $3.1 million for both periods.

Income from operations for the first nine months of 2003 increased by 186 percent to $6.2 million, or 12 percent of revenues, from $2.2 million, or 5 percent of revenues, for the first nine months of 2002. Pre-tax income for the nine-month period ended September 30, 2003 included other income of $15 million paid by DePuy AcroMed in January 2003 in connection with the settlement of litigation relating to the company’s spinal implant system patents. Net income for the first nine months of 2003 was $14.1 million, or $.76 per diluted share, compared with net income of $2.7 million, or $.15 per diluted share, for the first nine months of 2002.

As previously announced, the company is conducting a conference call to review the financial results today at 4:30 PM EDT (Eastern). Audio access to the conference call will be available through a live webcast via a link provided in the Investor Relations/Events section of Interpore Cross’ website at www.interpore.com. The webcast of Interpore Cross’ conference call will also be available for one year by accessing the same link.

About Interpore Cross International

Interpore Cross International is focused on providing innovative products for spinal surgery. Its three major product groups – spinal implant products, orthobiologics products and minimally invasive surgery products – are sold around the world. The products are used by orthopedic surgeons and neurosurgeons in a wide range of applications.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that relate to expectations for product launches, sales growth, growth of the company’s direct sales forces and other statements that relate to the intent, belief, plans or

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expectations of the company or its management, or that are not a statement of historical fact. Any forward-looking statements in this news release are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially from expected results, including the company’s inability to launch its new product offerings or generate expected sales of such products, obsolescence or inability of its existing products to effectively compete, lack of growth in sales of M.I.S. products, inability to attract and retain qualified direct sales representatives, the failure of the organizational changes to the M.I.S. products business to provide the anticipated efficiencies and profitability and an inability of new products to achieve sufficient penetration in the company’s international markets. Additional factors that could cause the company’s actual results to differ materially are discussed in the company’s recent filings with the Securities and Exchange Commission. Interpore Cross disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

- TABLE FOLLOWS-

INTERPORE CROSS INTERNATIONAL

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003

Net product sales	$14,724	$16,981	$43,173	$50,106
Royalty income	—	1,525	—	2,589

Total revenues	14,724	18,506	43,173	52,695

Cost of goods sold	4,277	5,170	12,114	14,844

Gross profit	10,447	13,336	31,059	37,851

Operating expenses:
Research and development	1,855	1,808	5,834	6,169
Selling and marketing	6,366	7,285	17,675	20,168
General and administrative	1,845	1,904	5,376	5,288

Total operating expenses	10,066	10,997	28,885	31,625

Income from operations	381	2,339	2,174	6,226
Interest and other income, net	192	287	506	15,780

Income before taxes	573	2,626	2,680	22,006
Income tax provision (benefit)	(811)	945	—	7,922

Net income	$1,384	$1,681	$2,680	$14,084

Net income per share:
Basic	$.08	$.09	$.16	$.80
Diluted	$.08	$.09	$.15	$.76

Shares used in computing net income per share:
Basic	17,282	17,823	17,219	17,555
Diluted	17,724	19,393	18,059	18,646

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	Dec. 31, 2002	Sept. 30, 2003

Assets
Cash and short-term investments	$1,810	$12,905
Accounts receivable, net	12,632	12,291
Inventory	31,995	33,670
Other current assets	3,638	4,654

Total current assets	50,075	63,520
Property, plant and equipment, net	3,410	3,021
Other assets	23,757	24,478

Total assets	$77,242	$91,019

Liabilities & Stockholders’ Equity
Current liabilities	$6,208	$8,077
Long-term debt	5,818	—
Stockholders’ equity	65,216	82,942

Total liabilities & stockholders’ equity	$77,242	$91,019

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